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                                                                  EXHIBIT 4-2

                              SUPPORT AGREEMENT
                                   BETWEEN
                               MCN CORPORATION
                                     AND
                          MCN INVESTMENT CORPORATION



        This Agreement, made the ____ day of ____, 1995, by and between MCN Corporation, a Michigan corporation ("Parent") and MCN Investment Corporation, a Michigan corporation ("Subsidiary").

                                 WITNESSETH:


        WHEREAS, Parent is the owner of 100% of the outstanding common stock of Subsidiary;

        WHEREAS, Subsidiary intends to make borrowings from, and issue debt securities or other obligations to, parties other than Parent ("Debt"), from time to time, so that Subsidiary will be in a position to provide financing for itself;

        WHEREAS, Parent and Subsidiary desire to take certain actions to enhance and maintain the financial condition of Subsidiary as hereinafter set forth in order to enable Subsidiary to issue such Debt on more advantageous and reasonable terms;

        WHEREAS, third party creditors will rely upon this Agreement in making loans or extending credit to Subsidiary; and

        NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

        1. Execution and Delivery of this Agreement. Parent and Subsidiary represent that the execution and delivery of this Agreement has been duly authorized by Parent and Subsidiary and this Agreement will constitute the legal, valid and binding obligations of the parties thereto in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        2. Stock ownership. Parent owns and, at all times during the term of this Agreement shall continue to own, all of the voting stock of Subsidiary.

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        3.      Net Worth.  Parent agrees that it shall cause Subsidiary to have at all times a positive net worth (net assets less intangible assets, if any), as determined in accordance with generally accepted accounting principles.

        4. Liquidity Provision. If, during the term of this Agreement, Subsidiary is unable to make timely payment of interest, principal or premium, if any, on any Debt issued by it, Parent promptly shall provide to Subsidiary, at its request or the request of any Lender (as hereinafter defined), such funds (in the form of cash or liquid assets) as equity or if Parent and Subsidiary shall agree as a loan. If such funds are advanced to Subsidiary as a loan, such loan shall be on such terms and conditions, including maturity and rate of interest, as Parent and Subsidiary shall agree. Notwithstanding the foregoing, any such loan shall be subordinated in all respects to any and all Debt of Subsidiary, whether or not such Debt is outstanding at the time of such loan.

        5. Waivers. Parent hereby waives any failure or delay on the part of Subsidiary in asserting or enforcing any of its rights or in making any claims or demands hereunder. Subsidiary or any Lender may at any time, without Parent's consent, without notice to Parent and without affecting or impairing Subsidiary's or such Lender's rights or Parent's obligations hereunder, do any of the following with respect to any Debt: (a) make changes, modifications, amendments or alterations, by operation of law or otherwise, (b) grant renewals and extensions of time, for payment or otherwise, (c) accept new or additional documents, instruments or agreements relating to or in substitution of said Debt, or (d) otherwise handle the enforcement of their respective rights and remedies in accordance with their business judgment.

        6. Termination; Amendment. This Agreement may be amended or terminated at any time by written amendment or agreement signed by both parties; provided, however, that:

                (a) no modification of or amendment to the provisions of paragraphs 2, 3, 4, 5, 7 and 8 of this Agreement may be made unless all Lenders (as defined below) consent in advance and in writing to such modification or amendment;

                (b) no modification of or amendment to this Agreement may be made in a manner that adversely affects the rights of Lenders unless (i) such modification or amendment occurs after all Debt theretofore issued by Subsidiary shall have been paid in full or (ii) all affected Lenders consent in advance and in writing to such modification or amendment; and

                (c) this Agreement may be terminated only after all Debt issued by Subsidiary shall have been paid in full.

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        7.      Rights of Lenders.  Any Lender (defined below) shall have the right to demand that Subsidiary enforce Subsidiary's rights under paragraphs 2, 3, 4, 8 and 12 of this Agreement, and, if Subsidiary fails or refuses to take timely action to enforce its rights under paragraphs 2, 3 or 4 of this Agreement or if Subsidiary defaults in the timely payment of interest, principal or premium, if any, on any Debt owed to Lender when due, such Lender may proceed directly against Parent to enforce Subsidiary's rights under paragraphs 2, 3, 4, 8 and 12 of this Agreement or to obtain payment of such defaulted interest, principal or premiums, if any, owed to such Lender. However, in no event may any Lender, on default by Parent or Subsidiary or upon failure to comply with this Agreement by Parent or Subsidiary, have recourse to or against the stock or assets of Michigan Consolidated Gas Company (the "MichCon") or any interest of Parent or Subsidiary therein. Despite this limitation, funds available to the Parent to satisfy any obligation under this Agreement will include dividends paid by MichCon. The term "Lender", as used in this Agreement, shall mean any person, firm, corporation or other entity to which Subsidiary is indebted for money borrowed or to which Subsidiary otherwise owes any Debt or which is acting as trustee or authorized representative on behalf of such person, firm, corporation or other entity.

        8.      Indenture of Subsidiary.  Parent agrees that it will:

                (a) not take any action (or refrain from taking any action) to the extent that such action or inaction would cause a default in the performance or breach of any term or provision of the Indenture dated as of ______, 1995 (the "Indenture"), between the Subsidiary and NBD Bank, N.A., as trustee, or any Debt outstanding under the Indenture; and

                (b) comply with all covenants and other provisions of the Indenture applicable to it as if it were a party to the Indenture.

        9. Notices. Any notice, instruction, request, consent, demand or other communication required or contemplated by this Agreement shall be in writing, shall be given or made or communicated by United States first class mail, telex, facsimile transmission or hand delivery, addressed as follows:

        If to Parent:           MCN Corporation
                                500 Griswold Street
                                Detroit, Michigan  48226
                                Attention: [             ]

        If to Subsidiary:       MCN Investment Corporation
                                150 West Jefferson Avenue
                                Detroit, Michigan  48226
                                Attention:  [           ]

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        10.     Successors.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns and is also intended for the benefit of the holders from time to time of the Debt and, notwithstanding that such holders are not parties hereto, each such holder shall be entitled to the full benefits of this Agreement and to enforce the covenants and agreements contained herein. This Agremeent is not intended for the benefit of any person other than holders of Debt, and except as may be expressly provided herein shall not confer or be deemed to confer upon any other such person any benefits, rights or remedies hereunder.

        11. Governing Law. This Agreement shall be governed by the laws of the State of Michigan.

        12. Remedies. The parties to this Agreement acknowledge and agree that breach of any of the covenants of Parent set forth herein may not be compensable by payment of money damages and, therefore, that the covenants of Parent set forth herein may be enforced in equity by a decree requiring specific performance. Such remedies shall be cumulative and non-exclusive and shall be in addition to any other rights and remedies Subsidiary or any other person seeking enforcement of this Agreement may have under this Agreement.

        IN WITNESS WHEREOF, the parties hereto have set their hands and affixed their corporate seals as of the last day and year above written.

(SEAL)                                  MCN Corporation


Attest:_________________________        By:_________________________
        Assistant Secretary                Name:
                                           Title:



(SEAL)                                  MCN Investment Corporation

Attest:__________________________       By:__________________________
        Assistant Secretary                Name:
                                           Title:



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